Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Spirit of Texas Bancshares, Inc.

Conroe, Texas

Ladies and Gentlemen:

We consent to the inclusion in this Current Report on Form 8-K/A and consent to the incorporation by reference in the Registration Statement of Spirit of Texas Bancshares, Inc. on Form S-8 (File No. 333-228169) and the Registration Statement of Spirit of Texas Bancshares, Inc. on Form S-3 (File No. 333-232092) of our report dated April 22, 2019, on our audits of the consolidated financial statements of Chandler Bancorp, Inc. and Subsidiaries as of December 31, 2018 and 2017 and the years then ended, which is included in this Current Report on Form 8-K/A.

Dallas, Texas

January 15, 2020

12240 Inwood Road • Suite 440 • Dallas, TX 75244 • 214 / 363-9927 • Fax 214 / 363-9980